Exhibit 21

Subsidiaries of Aztec Oil & Gas, Inc.

Aztec Energy, LLC, a Nevada Limited Liability Company

Aztec Drilling & Operating, LLC, a Nevada Limited Liability Company

Aztec Operating Company, a Nevada Company